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                                                                   EXHIBIT 10.14

                            TAX SEPARATION AGREEMENT

            This TAX SEPARATION AGREEMENT is dated as of December 31, 2004, by and among CenTra, Inc., a Delaware corporation ("CenTra"), and Universal Truckload Services, Inc., a Michigan corporation ("Spinco").

            WHEREAS, as of the date hereof, CenTra is the common parent of an affiliated group of domestic corporations within the meaning of Section 1504(a) of the Code, and the members of the affiliated group have heretofore joined in filing consolidated federal income Tax Returns (the "Affiliated Group");

            WHEREAS, CenTra intends to distribute all of the outstanding shares of stock of Spinco pro rata to the holders of CenTra's capital stock in a transaction that qualifies under section 355 of the Code (the "Distribution");

            WHEREAS, the payment of the Special Dividend and the IPO are intended to occur on the closing date of the IPO at such times as set forth in the following three whereas clauses;

            WHEREAS, on December 28, 2004, Spinco declared a special dividend of $50.0 million payable to shareholders of record on December 28, 2004 (the "Special Dividend");

            WHEREAS, Spinco intends to issue shares of its common stock in an initial public offering (the "IPO");

            WHEREAS, Spinco intends to pay the Special Dividend to CenTra (its sole shareholder of record on December 28, 2004) with a portion of the net proceeds Spinco receives in connection with the IPO; and

            WHEREAS, as a result of the Distribution, the Parties desire to enter into this Tax Separation Agreement to provide for certain Tax matters, including the assignment of responsibility for the preparation and filing of Tax Returns, the payment of and indemnification for Taxes (including any Taxes with respect to the Distribution), entitlement to refunds of Taxes, and the prosecution and defense of any Tax controversies;

            NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

                             ARTICLE I. DEFINITIONS

            SECTION 1.1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

            "Agreement" shall mean this Tax Separation Agreement.

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            "Business Day" or "Business Days" shall mean a day which is not a
      Saturday, Sunday or a day on which banks in New York City are authorized or required by law to close.

            "Closing of the Books Method" shall mean the apportionment of items between portions of a taxable period based on a closing of the books and records on the Distribution Date (as if the Distribution Date was the end of the taxable period), provided that any items not susceptible to such apportionment shall be apportioned on the basis of elapsed days during the relevant portion of the taxable period.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Consolidated Income Taxes" means the income taxes relating to the CenTra Affiliated Group.

            "Consolidated Return" shall mean any Tax Return relating to Income Taxes filed pursuant to Section 1502 of the Code, or any comparable combined, consolidated, or unitary group Tax Return relating to Income Taxes filed under state or local tax law which, in each case, includes CenTra and at least one Subsidiary.

            "Distribution Date" shall mean the Business Day on which the Distribution is effected.

            "Final Determination" shall mean the final resolution of liability for any Tax for any taxable period, including any related interest or penalties, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction;
      (ii) a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreement under the laws of other jurisdictions which resolves the entire Tax liability for any taxable period; or (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax.

            "Income Tax" shall mean any income, franchise or similar Taxes imposed on (or measured by) net income or net profits.

            "Income Tax Return" shall mean any Tax Return relating to Income Taxes.

            "Indemnified Liability" shall mean any liability subject to indemnification pursuant to Section 2.6.

            "IRS" shall mean the Internal Revenue Service.

            "Other Tax" shall mean any Tax other than an Income Tax.

            "Party" or "Parties" shall mean any or both of CenTra and Spinco, as the case may be.

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            "Proceeding" shall mean any audit, examination or other proceeding brought by a Taxing Authority with respect to Taxes.

            "Refund" shall have the meaning specified in Section 2.7.

            "Ruling" shall mean the private letter ruling issued by the IRS to CenTra dated August 21, 2003.

            "Spinco Business" shall mean the transportation services provided by Spinco.

            "Spinco Subgroup" shall mean Spinco and its subsidiaries.

            "Straddle Period" shall mean any taxable period commencing prior to, and ending after, the Distribution Date.

            "Subsidiary" shall mean, with respect to any person, any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by such person.

            "Tax" or "Taxes" shall mean all United States federal, state, local or foreign income, profits, estimated, gross receipts, windfall profits, severance, property, intangible property, occupation, production, sales, use, license, excise, emergency excise, franchise, capital gains, capital stock, employment, withholding, transfer, stamp, payroll, goods and services, value added, alternative or add-on minimum tax, or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalties, fines, related liabilities or additions to tax that may become payable in respect thereof imposed by any Taxing Authority.

            "Taxing Authority" shall mean any governmental authority (whether United States or non-United States, and including, any state, municipality, political subdivision or governmental agency) responsible for the imposition of any Tax.

            "Tax Returns" shall mean all reports or returns (including information returns and amended returns) required to be filed or that may be filed for any period with any Taxing Authority in connection with any Tax or Taxes (whether domestic or foreign).

            SECTION 1.2. References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words "include", "includes" and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation". Unless the context otherwise requires, references in this Agreement to Articles and Sections shall be deemed references to Articles and Sections of this Agreement. Unless the context otherwise requires, the words "hereof", "hereby" and "herein" and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

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                   ARTICLE II. ALLOCATION OF TAX LIABILITIES

            SECTION 2.1. Tax Obligations of CenTra. CenTra agrees to pay the Consolidated Income Taxes arising from filing a Consolidated Return. In the event that Spinco or any of its subsidiaries, or successors in interest thereto, directly pays, or causes to pay all or a portion of the Consolidated Income Taxes arising from the filing of such Consolidated Return, CenTra shall promptly reimburse Spinco to the extent such payment exceeds Spinco's allocable Consolidated Income Taxes, as determined pursuant to Section 2.2.

            SECTION 2.2. Certain Income Tax Obligations of Spinco. For any taxable period in which Spinco is included in a Consolidated Return, Spinco shall pay to CenTra a sum equal to the amount of Income Taxes that would otherwise be payable to the IRS or other Taxing Authority with respect to the Spinco Subgroup's taxable income, computed as if such group filed a separate consolidated return with Spinco as the common parent.

            SECTION 2.3. Changes in Prior Year's Tax Liabilities. In the event that the Consolidated Income Taxes liability of the Spinco Subgroup which is used in Section 2.2 computations for any year covered by this Agreement is increased or decreased through the mechanism of an amended return or returns, or by reason of the examination of the returns by the IRS or other Taxing Authority, the amount due from Spinco for payment of Taxes under Section 2.2 shall be recomputed by CenTra to reflect the adjustments to taxable income, tax and tax credits for the taxable year. In accordance with such recomputations and no later than the date CenTra pays, receives or is otherwise charged or credited funds by the IRS or other Taxing Authority, additional sums shall be paid promptly by Spinco to CenTra, or by CenTra to Spinco, as applicable.

            SECTION 2.4. Determination of Sums Due From and Payable to CenTra. Spinco and CenTra shall cooperate in determining the sums due from and payable to CenTra with respect to Income Taxes under the foregoing provisions of this Agreement.

            SECTION 2.5. Intentionally Left Blank.

            SECTION 2.6. Indemnity. (a) CenTra shall indemnify Spinco from all liability for (i) Income Taxes of the Affiliated Group for all periods (not including Income Taxes of Spinco, any Spinco Subsidiary, or relating to the Spinco Business, which are covered by Sections 2.2 and 2.3) and (ii) Income Taxes resulting from the Distribution.

            (b) Spinco shall indemnify CenTra from all liability for (i) Income Taxes for which Spinco is liable pursuant to Section 2.2 and 2.3, (ii) Other Taxes and any Income Taxes not otherwise covered by this Article II (excluding any such Taxes covered by Section 4.1) of Spinco, any Spinco Subsidiary, or relating to the Spinco Business for any taxable period ending on or before the Distribution Date that were not paid by Spinco or any Spinco Subsidiary before the Distribution Date, and (iii) any Taxes of Spinco, any Spinco Subsidiary, or relating to the Spinco Business for any taxable period ending after the Distribution Date.

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            SECTION 2.7. Refunds. (a) Subject to Section 3.5, if a Party
receives a refund, offset, credit, or other benefit (including interest received thereon) (a "Refund") of Tax which the other Party would have been obligated to indemnify had the Refund been a payment, then the Party receiving the Refund shall promptly pay the amount of the Refund to the other Party, less reasonable costs and expenses incurred in connection with such Refund, including any Taxes on such Refund or interest thereon.

            (b) Each Party shall, if reasonably requested by the other Party, cause the relevant entity to file for and use its reasonable best efforts to obtain and expedite the receipt of any refund to which such requesting Party is entitled under this Section 2.7.

            SECTION 2.8. Contests. (a) In the case of an audit or other administrative or judicial proceeding that relates to Taxes for which CenTra is responsible under this Agreement, CenTra shall have the sole right to control the conduct of such audit or proceeding.

            (b) In the case of an audit or other administrative or judicial proceeding that relates to Taxes for which Spinco is responsible under this Agreement, Spinco shall have the sole right to control the conduct of such audit or proceeding.

            (c) In the case of an audit or other administrative or judicial proceeding that relates to a Straddle Period of Spinco, the Spinco Subsidiaries, or the Spinco Business, the Parties shall use reasonable efforts to cause such proceedings to be bifurcated between the period ending on the Distribution Date and the period beginning after the Distribution Date. If the Parties are able to cause the audit to be so bifurcated, then Sections 2.8(a) and (b) hereof shall govern the control of such proceedings. To the extent that the Parties are unable to cause such bifurcation, CenTra and Spinco shall jointly control such proceedings.

            (d) After the Distribution Date, each Party shall promptly notify the other Party in writing upon receipt of written notice of the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim upon it, which, if determined adversely, would be grounds for indemnification from such other Party pursuant to this Agreement or could reasonably be expected to have an adverse tax effect on the other Party. Each Party shall, on a timely basis, keep the other Party informed of all developments in the audit and provide such other Party with copies of all pleadings, briefs, orders, and other correspondence pertaining thereto.

            SECTION 2.9. Treatment of Payments; After Tax Basis. (a) CenTra and Spinco agree to treat any indemnification payments (other than payments of interest pursuant to Section 2.9(c)) pursuant to this Agreement as either a capital contribution or a distribution, as the case may be, between CenTra and Spinco occurring immediately prior to the Distribution. If the receipt or accrual of any such payment (other than payments of interest pursuant to Section 2.9(c)) results in taxable income to the indemnified Party, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the indemnified Party shall have realized the same net amount it would have realized had the payment not resulted in taxable income.

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            (b) To the extent that any Indemnified Liability gives rise to a deduction, credit or other Tax benefit to the indemnified Party, the amount of any payment made under this Article II shall be decreased by taking into account any resulting reduction in Taxes of the indemnified Party. If a reduction in Taxes of the indemnified Party occurs in a taxable period following the period in which the indemnification payment is made, the indemnified Party shall promptly repay the indemnifying Party the amount of such reduction (including any portion of a Refund attributable to interest) when actually realized.

            (c) Payments made pursuant to this Agreement that are not made within the period prescribed in this Agreement or, if no period is prescribed, within thirty (30) days after demand for payment is made (the "Payment Period") shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to 4%. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

            SECTION 2.10. Agent. Subject to the other applicable provisions of this Agreement, Spinco hereby irrevocably designates, and agrees to cause each of its Subsidiaries to so designate, CenTra as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as CenTra, in its sole discretion, may deem appropriate in any and all matters (including audits) relating to any Tax Return relating to Income Taxes for which CenTra has an indemnification obligation under this Article II.

            SECTION 2.11. Cooperation. Subject to the provisions of Section 3.7, the Parties shall reasonably cooperate with one another in a timely manner in any Proceeding involving any matter that may result in an Indemnified Liability. The Parties agree that such cooperation shall include, without limitation, making available to the other Party, during normal business hours, all books, records and information, officers and employees (without substantial interruption of employment) necessary or useful in connection with any such judicial or administrative Proceeding. The Party requesting or otherwise entitled to any books, records, information, officers or employees pursuant to this Section 2.11 shall bear all reasonable out-of-pocket costs and expenses (except reimbursement of salaries, employee benefits and general overhead) incurred in connection with providing such books, records, information, officers or employees.

             ARTICLE III. RETURNS AND TAXES ATTRIBUTABLE TO SPINCO

            SECTION 3.1. CenTra's Responsibility for the Preparation of Tax Returns and for the Payment of Taxes. (a) CenTra shall prepare and file or cause to be prepared and filed all Income Tax Returns of Spinco and any Spinco Subsidiary for all periods ending on or before the Distribution Date. Without affecting the indemnification obligations of CenTra and Spinco under this Agreement, in the event that CenTra fails to prepare and file or cause to be prepared and filed any Tax Return that it is required to file pursuant to this
Section 3.1(a), Spinco shall have the right, but not the obligation, to prepare and file all such Tax Returns at CenTra's expense.

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            (b) With respect to Income Tax Returns that are to be prepared and filed by CenTra pursuant to the preceding paragraph (including separate returns of Spinco and any Spinco Subsidiary as included in a Consolidated Return), CenTra shall provide a copy of such Tax Returns to Spinco within a reasonable time period before the due date for filing of such Tax Returns.

            (c) To the extent that Spinco, any Spinco Subsidiary or the Spinco Business is included in any Consolidated Return for a taxable period that includes the Distribution Date, CenTra shall include in such Consolidated Return the results of Spinco, the Spinco Subsidiaries, and the Spinco Business on the basis of the Closing of the Books Method. To the extent permitted by law or administrative practice with respect to other Income Tax Returns, the taxable period relating to Spinco, any Spinco Subsidiary and the Spinco Business shall be treated as ending on the Distribution Date, and if the taxable period does not, in fact, end on the Distribution Date, the Parties shall apportion all tax items between the portions of the taxable period before and after the Distribution Date on the Closing of the Books Method.

            SECTION 3.2. Spinco's Responsibility for the Preparation of Tax Returns and for the Payment of Taxes. Spinco shall prepare and file all Tax Returns relating to Other Taxes of Spinco or any Spinco Subsidiary that have not been filed before the Distribution Date. Spinco shall prepare and file or cause to be prepared and filed all Tax Returns of Spinco or any Spinco Subsidiary for periods commencing after the Distribution Date.

            SECTION 3.3. Responsibility for the Preparation of Straddle Period Income Tax Returns and for the Payment of Straddle Period Income Taxes. (a) Spinco shall prepare and file or cause to be prepared and filed all Income Tax Returns of Spinco or any Spinco Subsidiary for any Straddle Period. All such Income Tax Returns that are to be prepared and filed by Spinco pursuant to this paragraph shall be submitted to CenTra within a reasonable time period before the due date for filing of such Income Tax Returns. CenTra shall have the right to review such Tax Returns and to review all work papers and procedures used to prepare any such Tax Return. If CenTra, within ten (10) business days after delivery of any such Tax Return, notifies Spinco in writing that it objects to any of the items in such Tax Return, CenTra and Spinco shall attempt in good faith to resolve the dispute and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by an internationally recognized independent accounting firm chosen by both CenTra and Spinco. Upon resolution of all such items, the relevant Straddle Period Tax Return shall be filed on that basis. The costs, fees and expenses of such accounting firm shall be borne equally by CenTra and Spinco.

            (b) Spinco shall be liable for the Income Taxes shown on the Income Tax Returns filed pursuant to Section 3.3(a).

            SECTION 3.4. Manner of Preparation. All Income Tax Returns filed on or after the Distribution Date shall be prepared in a manner that is consistent with the Ruling and advice rendered by CenTra's and Spinco's tax advisors, or any other rulings obtained from other Taxing Authorities in connection with the Distribution (in the absence of a Final Determination to the contrary) and shall be filed on a timely basis (including pursuant to extensions) by the Party responsible for such filing under this Agreement. In the absence of a Final Determination to the

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contrary, a controlling change in law or circumstances, or accounting method changes pursuant to applications that are approved by the IRS, all Income Tax Returns of Spinco and its Subsidiaries for tax periods commencing prior to the Distribution Date shall be prepared on a basis consistent with the elections, accounting methods, conventions, assumptions and principles of taxation used with respect to the Spinco Business for the most recent taxable periods for which Tax Returns of the Affiliated Group have been filed.

            SECTION 3.5. Carrybacks. To the extent permitted by law, Spinco and its Subsidiaries shall elect to forego a carry back of any net operating losses, capital losses or credits for any taxable period ending after the Distribution Date to a taxable period, or portion thereof, ending on or before the Distribution Date. If and to the extent that Spinco or any of its Subsidiaries is not permitted by applicable law to forego such carryback and requests in writing that CenTra obtain a refund with respect to such carryback, then (a) CenTra, in its sole and absolute discretion, shall take all reasonable measures to obtain a refund with respect to such carryback (including by filing an amended Tax Return) and (b) to the extent that CenTra receives a refund of Taxes (including interest received thereon) attributable to such carryback, CenTra shall pay such refund to Spinco. CenTra shall be entitled to reduce the amount of any such refund for its reasonable costs and expenses incurred in connection with such refund, including any Taxes on receipt of such refund or interest thereon.

            SECTION 3.6. Retention of Records; Access. (a) CenTra and Spinco shall, and shall cause each of their Subsidiaries to, retain adequate records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns required to be filed by CenTra or Spinco and for any Proceeding relating to such Tax Returns or to any Taxes payable by CenTra or Spinco.

            (b) CenTra and Spinco shall, and shall cause each of their Subsidiaries to, provide reasonable access to (i) all records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns required to be filed by CenTra or Spinco and for any Proceeding relating to such Tax Returns or to any Taxes payable by CenTra or Spinco and (ii) its personnel and premises, for the purpose of the preparation, review or audit of such Tax Returns, or in connection with any Proceeding, as reasonably requested by either CenTra or Spinco.

            (c) The obligations set forth above in Sections 3.6(a) and 3.6(b) shall continue until the longer of (i) the time of a Final Determination or (ii) expiration of all applicable statutes of limitations, to which the records and information relate. For purposes of the preceding sentence, each Party shall assume that no applicable statute of limitations has expired unless such Party has received notification or otherwise has actual knowledge that such statute of limitations has expired.

            SECTION 3.7. Confidentiality; Ownership of Information; Privileged Information. Upon reasonable notice, each of CenTra and Spinco, shall from and after the Distribution Date, afford to each other and to the other Party's representatives, reasonable access, during normal business hours, in a manner that does not unreasonably interfere with one another's respective business and operations, to its records and information for the purpose of carrying out the intent of this Agreement. Notwithstanding the foregoing, neither Party shall be

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required to provide any information to the extent that any such Party is obligated to keep such information confidential or otherwise not to provide such information or to the extent that such access would constitute a waiver of the attorney-client privilege. Each of CenTra and Spinco shall hold, and shall direct its representatives to hold, any and all information received from the other, directly or indirectly, in confidence.

                         ARTICLE IV. OTHER TAX MATTERS

            SECTION 4.1. Transfer Taxes. CenTra shall bear any and all stamp, duty, transfer, sales and use or similar Taxes incurred in connection with the Distribution.

            SECTION 4.2. Supplemental Rulings. CenTra shall provide Spinco a copy of and an opportunity to comment upon any supplemental ruling sought from the IRS with respect to the Ruling and no supplemental ruling request shall be made without Spinco's consent.

            SECTION 4.3. Covenant of CenTra. Until September 15, 2008, CenTra agrees to maintain a net worth and an ability to obtain funds from third party sources in an aggregate amount equal to at least the maximum amount needed to satisfy any potential Income Tax liability of CenTra that would arise if the Distribution were not tax-free under section 355 of the Code.

                            ARTICLE V. MISCELLANEOUS

            SECTION 5.1. Complete Agreement; Construction. This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter and, furthermore, shall supercede any previous tax sharing agreements or arrangements between the Parties, it being understood that any such previous agreements or arrangements are hereby terminated.

            SECTION 5.2. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by both Parties.

            SECTION 5.3. Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date.

            SECTION 5.4. Notices. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

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            To CenTra:

            CenTra, Inc.
            12225 Stephens Road
            Warren, Michigan 48089
            Attn:  Fred Calderone
            Telephone: 586-939-7000 (ext. 2522)
            Facsimile: 586-755-2066

            To Spinco:

            Universal Truckload Services, Inc.
            11355 Stephens Road
            Warren, Michigan 48089
            Attn:  Robert Sigler
            Telephone: 586-920-0100 (ext. 2208)
            Facsimile: 586-920-0255

            SECTION 5.5. Waivers. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party's right to demand strict performance thereafter of that or any other provision hereof.

            SECTION 5.6. Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by the Parties hereto.

            SECTION 5.7. Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party hereto, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

            SECTION 5.8. Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

            SECTION 5.9. Additional Members. Any new members of the Affiliated Group shall automatically become a Party to this Agreement upon becoming members.

            SECTION 5.10. Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

            SECTION 5.11. Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

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            SECTION 5.12. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN.

            SECTION 5.13. Consent to Jurisdiction. The Parties hereto hereby agree that the appropriate forum and venue for any disputes between any of the Parties hereto arising out of this Agreement shall be any competent state or federal court sitting in the state of Michigan subject to CenTra's right to remove such action to the federal district court based in Detroit, Michigan or to any court of competent jurisdiction located in Oakland County, Michigan, and each of the Parties hereto hereby submits to the personal jurisdiction of any such court. The foregoing shall not limit the rights of any Party to obtain execution of judgment in any other jurisdiction.

            SECTION 5.14. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

                  [remainder of page intentionally left blank]

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            IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

                                           CENTRA, INC.

                                           By:  /s/ Fred P. Calderone
                                               ---------------------------------
                                               Name:  Fred P. Calderone
                                               Title: V.P.

                                           UNIVERSAL TRUCKLOAD SERVICES, INC.

                                           By:  /s/  Robert Sigler
                                               ---------------------------------
                                               Name:  Robert Sigler
                                               Title: CFO

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